Exhibit 10.2

AGREEMENT OF LEASE

Made and entered into

By and between

THYNK INDUSTRIAL ONE (PTY) LTD

(Hereinafter called “the Landlord”)

of the first part represented herein by

ROBIN ASHLEY FREW

(Identify Number 5909085054002)

Who is duly authorized to do so,

and

MATRIX VEHICLE TRACKING (PTY) LTD

(Hereinafter called “the Tenant”)

of the first part represented herein by

RIËTTE BOTHA

(Identify Number 6803150045087)

Who is duly authorized to do so,

WHEREAS the landlord is the registered owner and developer of certain immovable property situate at Matrix Corner, Waterfall Business Park, Bekker Street Midrand;

AND WHEREAS the tenant is desirous of entering into a lease agreement with the landlord in respect of the above property;

AND WHEREAS the parties have agreed on the essential terms and conditions;

AND WHEREAS they wish to record the above agreement together with the further terms and conditions relating thereto, in writing.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:-

1.	DEFINITIONS

In this agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

1.1	The landlord	means	Thynk Industrial One [Pty] Ltd (Registration No. 2005/029033/07), Office Suite 1, The Old Bakery, cnr Main & Lincoln Roads, Lakeside;

1.2	The tenant	means	Matrix Vehicle Tracking [Pty] Ltd (Registration No. 2004/019797/07) of Matrix Corner, Waterfall Business Park, Bekker Street, Midrand;

1.3	The property	means	Erf 1335 Vorna Valley Ext 12 Township Div IR Gauteng, Registration Division I.R, Province of Gauteng; In extent 1 (One) hectare;

1.4	The premises	means	Matrix Corner, Waterfall Business Park, Bekker Road, Midrand;

1.5	In this agreement, unless inconsistent with the context –

1.5.1	words referring to one gender shall include a reference to the other genders:

1.5.2	words importing the singular shall include the plural and vice versa: and

1.5.3	words referring to natural persons shall include companies and vice versa.

2.	LEASE

The landlord lets to the tenant which hires the premises as described in Clause 1.4 above.

3.	COMMENCEMENT DATE

The commencement date of the lease shall be the 1 November 2007.

4.	DURATION OF LEASE

Notwithstanding the date of signature of this agreement, the lease shall endure for an initial period of 4 (four) years and 11 (eleven) months calculated from the commencement date with an option to renew for a further period of 4 (four) years and 11 (eleven) months (the renewal period).

5.	RENTAL

5.1	The net monthly rental [Inclusive of VAT] for the initial period is as follows:-

PERIOD	MONTHLY RENTAL (R)		V.A.T. (R)		TOTAL Net Monthly Rental Incl of VAT (R)

01/11/07 – 31/10/08	R	284,000.00	R	39,760.00	R	323,760.00

01/11/08 – 31/10/09	R	308,140.00	R	43,139.60	R	351,279.60

01/11/09 – 31/10/10	R	334,331.90	R	46.806.47	R	381,138.37

01/11/10 – 31/10/11	R	362,750.11	R	50,785.01	R	413,535.12

01/11/11 – 30/09/12	R	393,583.87	R	55,101.74	R	448,685.61

5.2	The net monthly rental is to be paid by the tenant to the landlord, in South African currency, with effect from the commencement date, or earlier, on a pro-rata basis, if the tenant occupies a portion of the premises before the commencement date, monthly in advance, on or before the first day (which is not a Saturday, Sunday or public holiday) of each month, without deduction or set-off for any reason whatsoever, free of exchange, during office hours in such manner or at such place, within the borders of the Republic of South Africa as the landlord may nominate, from time to time, in writing.

5.3	Should the rate of Value Added Tax be amended at any time during the currency of this lease, or the renewal thereof, the rental referred to in 5.1 will be varied in terms of section 67 of the Value Added Tax Act, 1991, to reflect such amendment.

5.4	The net rental and escalation for the renewal period will be at a market related rental and escalation rate for the premises, as assessed by a senior valuer, of not less than 10 years standing, and specialising in industrial / commercial properties, to be nominated by the Chairman of the Institute of Valuers - Gauteng Branch. The assessment is then to be regarded as that of an expert and binding on the parties.

5.5	Once determined, in terms of sub-clause 5.4 above, the net monthly rental for the renewal period will escalate annually on each successive anniversary of the commencement date by the percentage agreed compounded.

5.6	The tenant shall, should it wish to renew the lease for the renewal period, advise the landlord of its intention to do so, in writing not less than 6 (six) calendar months prior to the expiry of the initial period.

5.7	The terms and conditions of this lease shall apply to the renewal period, save for the rental and escalation rate which is to be determined in accordance with the provisions of sub-clause 5.4 above.

6.	MUNICIPAL CHARGES, OPERATING COSTS AND LEVIES

6.1	The tenant shall, from the commencement date, for the duration of this lease and any renewal thereof and in addition to the net monthly rental payable in terms of clause 5 above, be responsible for and pay all municipal / other competent authority charges and/or levies, existing or future, in respect of the property, which obligation shall include, but not be limited to:-

6.1.1	all property assessment rates and taxes;

6.1.2	the cost of all municipal and/or other services including but not limited to water consumption, sewerage and refuse disposal charges;

6.1.3	the cost of the supply of electricity; and

6.1.4	all deposits required by the relevant authorities and any fees charged for the reading of the meters, if any, serving the property.

6.2	In addition to the costs referred to in 6.1 above, the tenant agrees and undertakes to assume sole financial responsibility for all and any operating costs associated, directly or indirectly, with its occupation and use of the premises and/or the property, which obligation shall include but not be limited to:-

6.2.1	the maintenance of all buildings and other improvements effected to the property, subject to clause below:

6.2.2	the maintenance of all landscaped / garden areas;

6.2.3	the maintenance and servicing of all plant and equipment in or on the property and/or the premises. In accordance with the relevant operating manuals and instructions relating thereto, as issued by the manufacturer / supplier thereof;

6.2.4	the cleaning of and keeping clean, neat and tidy, the premises, the property and all and any improvements effected thereon;

6.2.5	all security and related expenses;

6.2.6	the short term insurance premiums payable in respect of the policy referred to in clause 14 below;

6.2.7	the monthly levies payable and

6.3	If the tenant fails to pay the charges for any service provided to or consumed on the premises and/or the property within 7 days of due date, then, without prejudice to any other rights the landlord may have, the landlord shall be entitled –

6.3.1.	to pay such charges and recover them from the tenant provided that the landlord’s claims will be supported by invoices (if available) in respect of the charges so paid; or,

6.3.2.	to terminate such services to the premises.

6.4.	Where any such charges are payable by the tenant directly to the authority concerned, the tenant shall, when called upon to do so by the landlord, exhibit to the landlord the receipt in respect of payments for the charges.

6.5.	As of the commencement date, any proportionate prepayment of rates and taxes and other imposts paid by the landlord shall be refunded to the landlord on demand, together with interest in terms of 20.1 calculated from the date of demand until the date of payment.

6.6	A certificate signed by any director, employee or official of the landlord stating the amount due by the tenant in terms of this clause 6 and the due date for payment, shall be prima facie evidence of the amount due and the due date for payment.

6.7	Should the tenant believe that the premises has a serious structural defect which needs to be repaired, which defect has not arisen due to the actions or negligence of the tenant, the tenant may require that the cost of repairing such a defect be borne by the landlord. Should any dispute arise between the parties in terms of this clause, such dispute shall be referred to the Chairman for the time being of the Institute of Civil Engineers for determination, who shall determine the matter, or may appoint some other suitably qualified person to determine the matter, as an expert and not as arbitrator, such expert’s determination shall be final and binding on the parties.

7.	PAYMENT OF RENT IF CANCELLATION DISPUTED

7.1	If the landlord cancels the lease and the tenant disputes the right to cancel and remains in occupation of the premises, the tenant shall, pending settlement of any dispute, either by negotiation, arbitration or litigation, continue to pay [without prejudice to its rights), an amount equivalent to the net monthly rent provided for in this lease, monthly in advance on the first day of each month, and all costs referred to in clause 6 above and the landlord shall be entitled to accept and recover such payments.

7.2	Such payments and their acceptance by the landlord shall be without prejudice to, and shall not in any way whatsoever affect, the landlord’s claim of cancellation then in dispute or any other rights of the landlord.

7.3	If the dispute is resolved in favour of the landlord the payments made and received in terms of this clause shall be deemed to be amounts paid by the tenant on account of damages suffered by the landlord by reason of the cancellation of the lease or the unlawful holding over of the premises by the tenant.

8.	DEFECTS

The tenant shall under no circumstances be entitled to cancel this lease or have any claim or right of action against the landlord for damages, loss or otherwise, nor be entitled to withhold or defer payment of rent nor to claim any remission of rent by reason of the premises, appliances, air-conditioning or other amenities, installations, fittings or fixtures in the premises or the buildings being out of use or out of order for any reason or for any period, or being in a defective condition or falling into disrepair or any particular repairs not being effected.

9.	USE OF PREMISES

The tenant shall be entitled to use the premises for purposes related to the business of the tenant and for no other purpose whatsoever without the landlord’s prior written consent, which consent will not be withheld unreasonably.

10.	SUITABILITY OF PREMISES

The landlord does not warrant and this lease is not entered into on the basis –

10.1	that the premises are or will at any time be fit for the use set out in clause 9 or for any other purposes whatsoever;

10.2	that the tenant will be granted licences or permits in respect of the premises or property for the conduct of any business or for any other business, or that any such licences or permits will be renewed from time to time.

11.	COMPLIANCE WITH LAWS AND TITLE DEED

11.1	The tenant shall comply with all laws, by-laws and regulations which may apply to the tenant or the premises or affect the conduct of any business carried on in the premises.

11.2	The tenant shall not –

11.2.1	contravene or permit the contravention of any of the conditions of title under which the premises are held;

11.2.2	contravene or permit the contravention of the provisions of the Atmospheric Pollution Prevention Act, Act 45 of 1965: the Hazardous

Substances Act, Act 15 of 1973; the Water Act, Act 54 of 1956; the Health Act, Act 63 of 1977 and the Environmental Conservation Act, Act 73 of 1989 to the extent that same may be applicable to the tenant’s business and/or use of the property;

11.2.3	contravene any of the provisions of the town planning scheme applicable to the premises;

11.2.4	do or cause or permit to be done in or about the premises anything which may be or cause a nuisance or disturbance to occupiers of neighbouring premises.

12.	ALTERATlONS AND ADDITIONS

12.1.	The tenant shall not make any alterations or additions to the premises without the landlord’s prior written consent, which consent will not be withheld unreasonably.

12.2	If it is a condition of any competent authority in respect of a grant or renewal of any licences required by the tenant to carry on business for which the premises are hired, that the premises be altered, added to or renovated, the landlord shall not be obliged, but the tenant shall be entitled at its own expense, to carry out such alterations, additions or renovations, provided that the landlord’s prior written consent, which shall not be withheld unreasonably, is obtained and that the work is carried out by a contractor approved by the landlord and under the supervision of an architect nominated by the landlord.

12.3	If any alterations or additions are made by the tenant, the tenant shall, on the expiry of this lease, unless the landlord otherwise agrees in writing (in which case any alterations or improvements shall become the landlord’s property) remove them and reinstate the premises to the condition in which they were before the additions were effected.

12.4	The tenant shall under no circumstances have any claim for compensation for any such alterations, additions or renovations, whether or not they are removed and the premises reinstated.

12.5	The landlord will not be regarded as withholding consent unreasonably if the alterations, additions or renovations referred to in this clause 12 result in any decrease in the floor area of the buildings.

12.6	The tenant may at any time install any fixtures, fittings and equipment in the premises for the purposes of carrying on the tenant’s normal business, with the prior written consent of the landlord, which consent shall not be withheld unreasonably, and shall, prior to the termination of this lease. If so required by the landlord, remove any such fixtures or fittings, provided that the tenant shall repair any damage caused by the installation or removal of such fixtures, fittings or equipment.

12.7	If the tenant fails to remove any fixtures and fittings on vacating the premises, these will become the property of the landlord, and the tenant shall not have any claim against the landlord for any fixtures and fittings not removed on termination. However, if the tenant fails to remove any fixtures and fittings despite being requested to do so, the landlord may remove the same at the expense of the tenant. The landlord shall deliver any fixtures and fittings removed by it, in terms hereof, to the tenant upon payment by the tenant of the costs occasioned by the landlord, in causing same to be removed.

12.8	All alterations, additions, installations of fixtures and fittings or tenant’s equipment, shall be known as “tenant’s work”, and shall be done in accordance with the following conditions –

12.8.1	all tenant’s work shall be done at the tenant’s expense in accordance with drawings and specifications approved by the landlord and all relevant laws. The work shall be done by the contractors and sub-contractors approved by the landlord, who shall comply with such reasonable rules and regulations as to safety, administration and coordination as the landlord may make;

12.8.2	the contractors and sub-contractors referred to in 12.8.1 and the suppliers of materials required for the tenant’s work, shall be the tenant’s contractors, sub-contractors and suppliers and the tenant shall ensure that those persons waive, in favour of the landlord, all liens and other rights of retention in respect of the work performed by them; and

12.8.3	the landlord shall at all times retain the overall right to demand from the tenant that any contractor, sub-contractor or supplier be removed from the premises if such contractor, sub-contractor or supplier, in the sole but reasonable opinion of the landlord, causes or is responsible for any disturbance, misconduct, damage or potential damage or any other unacceptable conduct on the premises not flowing normally and naturally from the work being conducted on the premises.

13	INSURANCE, DAMAGE OR DESTRUCTION

13.1.	The landlord that shall insure the buildings, including fixtures and fittings –

13.1.1	for not less than the full replacement value of the buildings to the landlord as determined by the landlord in its absolute discretion provided that if the tenant requires the sum insured to be increased from time to time, the landlord shall procure that the sum insured is increased to the amount which the tenant requires;

13.1.2	against the risk of fire, lightning, explosion, storm, flood, earthquake, riots (including political riot), civil commotion, strikes and malicious damage and for any other risks selected by the landlord or the tenant including the contingencies referred to in 16.1.2, which are freely insurable in the local insurance market;

with a reputable insurer nominated by the landlord.

13.2.	The tenant’s interest as tenant shall be recorded in the relevant insurance policy. However, the value of the tenant’s work or any other property owned by the tenant will only be covered to the extent agreed between the landlord and the tenant and specifically provided for in the relevant policy.

13.3.	The first premium, subsequent renewal premiums, all additional premiums and all stamp duties in respect of the relevant insurance policies, shall be paid by the landlord, who shall be reimbursed by the tenant within 14 days of being requested in writing to do so.

13.4.	The landlord shall use its best endeavours to negotiate premiums reasonably competitive with those for which the tenant could insure the buildings if owned by the tenant and insured on a reinstatement value basis and which relate to the risk represented by the buildings without reference to any other premises.

13.5.	The landlord shall provide the tenant with full details of the cover provided by the relevant insurance policy and shall endeavour to obtain cover against risk or circumstances not insured, should the tenant so request in writing, but at the expense of the tenant.

13.6.	The tenant shall specifically advise the landlord in writing of any change of risk relative to its occupation or the storage of any hazardous commodity or any other material information, and shall abide by the conditions of the relevant insurance policy as notified to it and shall not do or permit to be done anything which may adversely affect or invalidate such insurance.

13.7.	The insurance shall include an item in respect of rent to cover loss of rent for an amount equivalent to 12 times the monthly rent payable in respect of the month preceding the inception of each period of insurance, or such greater amount as may be agreed in writing between the landlord and the tenant.

13.8.	If the premises are totally destroyed or damaged so as to render them wholly untenantable, the buildings shall be reinstated and the landlord shall cause such reinstatement to take place with due expedition; the landlord shall only be obliged to reinstate the premises to the extent of the proceeds received from the insurer in terms of the relevant insurance policy and shall be entitled to delay commencement of reinstatement until the proceeds of the policy have been received from the insurer.

13.9.	The tenant’s obligation to pay rent shall be abated during the period from the date of the occurrence to the date upon which the reinstated premises are ready for beneficial occupation by an amount not greater than the amount recovered under any loss of rent policy.

13.10	The period of reinstatement shall not be added to the term of the lease.

13.11	In the event of a partial destruction, the lease shall not terminate and the rent shall be abated to the extent of the loss of beneficial occupation, but subject to the amount of such abatement not exceeding the recovery under any loss of rent policy.

13.12	The landlord shall cause the reinstatement of the damaged portion as expeditiously as possible and the landlord shall apply all proceeds of the insurance policy received in respect of the partial destruction of the buildings to the cost of reinstatement, subject to the provisions of 13.8 concerning the limits imposed on the landlord’s reinstatement obligation.

13.13	If any dispute arises as to the extent of the destruction or whether it does or does not render the premises untenantable, such dispute shall be referred to the Chairman for the time being of the Institute of Civil Engineers for determination, who shall determine the matter, or may appoint some other suitably qualified person to determine the matter, as an expert and not as arbitrator; such expert’s determination shall be final and binding on the parties.

13.14	The costs of such expert shall be borne equally by both parties unless the expert considers that it is equitable that the costs be borne on a different basis.

14	WAIVER AND INDEMNITY

14.1	Neither the tenant nor anybody obtaining occupation of all or a portion of the premises from the tenant shall hold the landlord responsible and the landlord shall not be liable to the tenant nor to anybody obtaining occupation of all or a portion of the premises if there is any loss or damage to the property or the premises or other interests of the tenant whether caused by the negligence of the landlord or the negligence of persons for whom the landlord is vicariously liable in law.

14.2	The tenant indemnifies the landlord against all sums which the landlord may be liable to pay for any injury, loss or damage sustained by any person on or about the premises, or for any fines or penalties and the like that may be imposed, including costs incurred in defending or contesting any such matter whether such injury, loss, damage, fines, penalties and costs are caused by or result from any negligence on the part of the landlord or any party for whose negligence the landlord is vicariously liable in law.

15	NAMING RIGHTS AND SIGNAGE

15.1	The tenant shall be entitled to give the buildings such name as may be reasonably acceptable to the landlord, provided that once the buildings are named, such name will not be changed without the landlord’s prior written consent.

15.2	Any identification and advertising signs will be subject to the prior written approval of the landlord, will be erected by the tenant at its own expense and will be removed and any damage made good by the tenant at its own expense at the termination of the lease.

15.3	Subject to 18.3 and 18.4, no signs other than the name of the buildings, the identity of the tenant, an indication of its business and product signage shall be permitted to appear on any portion of the property or the premises. The tenant has erected a billboard on the property with the prior approval of the landlord. The tenant may place advertising relating to their products and brand on this billboard.

15.4	The tenant shall, in affixing and/or erecting any identification and advertising signs on the property, ensure that same comply with the provisions of all relevant statutes, regulations and by-laws enforce, from time to time.

16	EXCLUSION OF LANDLORD’S LIABILITY FOR DAMAGE

16.1	Neither the landlord nor its directors, agents or employees will be liable for any loss, damage or injury which may be caused to –

16.1.1	any of the assets or employees of the tenant;

16.1.2	the tenant or its employees, customers, invitees, or licensees in consequence of the overflow of water supply or of any fault in the plumbing works or any electrical fault or by reason of the elements of the weather or failure on the part of the landlord or its agents or employees to carry out any work required of them in a proper manner or at all or by reason of any defect in the premises or any other act or omission on the part of the landlord whether negligent or not.

16.2	The tenant indemnifies the landlord against any claim by any third party in respect of any such loss, damage or injury.

17	LANDLORD’S RIGHT OF ENTRY

17.1	The landlord shall be entitled to enter the premises at all reasonable times and on giving reasonable notice either through its representatives or servants or through contractors, for the purposes of inspecting the premises and for carrying out any repairs or other work in respect of the premises.

17.2	The landlord shall, in exercising its rights, not unduly or unreasonably interfere with the conduct of any business lawfully carried on in the premises.

17.3	The tenant shall not have any claim for remission of rent, compensation or damages in connection with the exercise by the landlord of any of its rights.

18	RIGHT OF INSPECTION AND EXHIBITION OF NOTICES

18.1	The tenant shall –

18.1.1	at all reasonable times, permit prospective purchasers of the property to view the interior and exterior of the premises; and

18.1.2	during the period of 9 months preceding the termination or expiry of the lease permit at all reasonable times prospective tenants to view the interior and exterior of the premises subject to the tenant’s security arrangements;

18.1.3	during the 9 months preceding the termination or expiry of this lease, permit the landlord or any incoming tenant to exhibit on the property any notice that may be required in connection with any application for any licence to carry on business in the premises, and “To Let” notices;

18.1.4	permit the landlord to display “For Sale” signs on the property at any time.

19	SERVICES AND MAINTENANCE

19.1	The landlord shall not be obliged to render any service of any nature in respect of the property and/or the premises, with the tenant to assume sole liability for all arrangements that require to be made in order to secure the rendering of services to the property and/or the premises.

19.2	Neither the landlord nor its directors, agents or employees shall be liable for -

19.2.1	the receipt or non-receipt or delivery or non-delivery of goods, postal matter or correspondence.

19.2.2	anything which the tenant or any employee or any client, licensee, customer or invitee of the tenant may have deposited or left in the premises or in any part of the buildings.

19.3	All goods brought by the tenant on to the premises shall be placed there at the sole risk of the tenant.

19.4	The landlord shall not at any time be obliged to maintain, repair (whether structurally or otherwise) or redecorate the premises; the tenant shall be responsible for all maintenance and repairs (including structural repairs) and redecoration of the premises (including, without limitation, all buildings, parking areas and gardens on the premises) at all times and will at the tenant’s own cost

19.4.1	protect all foundations from rain and surface and subterranean water and not permit the foundation of the buildings to be exposed or undermined in any manner;

19.4.2	keep all floors in good condition and replace from time to time any damaged or missing tiles, wood blocks, timber strips or other flooring material including carpeting;

19.4.3	repair and remedy and make good all cracks and other defects in all walls;

19.4.4	secure property all ceilings and make good and repair any damaged or defective areas;

19.4.5	maintain, keep in leakproof condition and paint and apply other protective materials to all gutters, roofs, downpipes and flashings;

19.4.6	treat all flat roofs covered with waterproofing materials regularly as specified by the suppliers and as stipulated by any guarantees given by such suppliers;

19.4.7	replace all damaged waterproofing with approved waterproofing;

19.4.8	check all timber, steel or other materials forming roof trusses and roof supports, to keep such in sound condition and replace any faulty or damaged trusses or supports;

19.4.9	keep all paintwork, externally and internally, clean and re-do such work at regular intervals or whenever the paintwork shows signs of deterioration;

19.4.10	replace any glass which has been broken or cracked with glass of a suitable type and thickness;

19.4.11	maintain all internal and external finishes in clean condition and make good or replace any damaged or defective items;

19.4.12	keep all sanitary fittings and plumbing installations in good order and replace any damaged or faulty installations;

19.4.13	keep all bolts, catches, locks, etc. in good working order and replace any damaged or defective bolts, catches, locks, etc;

19.4.14	maintain the whole of the electrical system, including light fittings in good order and condition and in compliance with municipal regulations;

19.4.15	maintain all mechanical equipment, air-conditioning plant and installation and boilers in good order and condition;

19.4.16	keep the premises clean and free from vermin to the satisfaction of any public authority having jurisdiction over the premises in the fields of public health and hygiene;

19.4.17	take out and maintain service contracts in respect of the air-conditioning plant and apparatus in the building, with contractors, and upon terms and conditions, approved by the landlord; and

19.4.18	be responsible for maintaining the landscaping and all external and internal works of whatsoever nature on the premises.

19.5	The Landlord shall arrange for the sprinkler system (if applicable) in the leased premises to be checked annually and the Tenant shall bear the cost of such inspection including the cost of any maintenance or repairs and the cost of obtaining a Certificate of Compliance acceptable to the insurers of the building.

19.6	The tenant shall be solely responsible and pay for all operating expenses in connection with the premises and the property, and no liability shall attach to the landlord in this regard.

19.7	Upon the expiry of earlier termination of this lease, for whatever reason, the tenant shall return the premises to the landlord in the same good order and condition as the premises were in at the commencement date.

20	OUTSTANDING PAYMENTS AND INTEREST

20.1	Without prejudice to any of the other rights or remedies of the landlord, the tenant shall pay interest on all arrear amounts payable by the tenant in terms of this lease at the prime lending rate charged by Investec Bank Limited on unsecured overdrawn current accounts of its most preferred customers in the private sector plus 2% calculated from due date to date of payment.

20.2	A certificate issued by any manager of that bank will be proof, unless the contrary is proved by the tenant, of the prime lending rate charged from time to time.

21	CESSION, ASSIGNMENT, PLEDGE AND SUB-LETTING

21.1	The tenant shall not cede, assign or pledge any of its rights or obligations in terms of this lease without the prior written consent of the landlord which consent shall not be withheld unreasonably. It is further recorded that the landlord will not be acting unreasonably if, in giving its consent, the landlord stipulates that a suretyship acceptable to the landlord is furnished.

21.2	The tenant shall not sub-let the whole or any portion of the premise nor permit any other party to occupy or conduct business on any part of the premises without the prior written consent of the landlord which shall not be unreasonably withheld. The landlord has given consent to the tenant to sub-let to Paym8 (Proprietary) Limited and Thynk Finance (Proprietary) Limited.

21.3	At any time during the currency of this lease the landlord shall be entitled to sell its property and to cede, assign and make over unto and in favour of any person or corporate body, its right, title and interest in and to this lease. In the event of such sale and cession, the tenant shall not be entitled to terminate this lease and the tenant shall be obliged to perform and carry out all his obligations under and in terms of this lease as if the cessionary were the original landlord.

22	TENANTS GENERAL OBLIGATIONS

The tenant shall –

22.1	not contravene or permit the contravention of any of the provisions of the Town Planning Scheme applicable to the property;

22.2	replace at its own cost all fluorescent lamps, starters, ballasts, and incandescent lamps used in the premises;

22.3	have no claim whatsoever whether for damages or remissions of rent or cancellation of the lease against the landlord, nor be entitled to withhold or defer payment of rent by reason of any suspension of or interruption in the supply of water, gas, electricity, air-conditioning or heating or by reason of any amenities in or on the premises being out of use or out of order or far any period;

22.4	not permit the accumulation of refuse in or outside the premises, save in refuse bins provided for the purpose:

22.5	not attach to the walls of the premises any fittings or appurtenances which will constitute too heavy a load, nor allow the floors of the premises to be overloaded; the landlord’s decision regarding the weight that can be so attached to the walls or brought on to the floors being final and binding on the tenant;

22.6	not structurally affect the buildings or store any safe or any other heavy article on the premises, save with the approval of a suitably qualified representative of the landlord which approval will not be unreasonably withheld;

22.7	maintain any sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved by the landlord in good order, condition and repair at all times;

22.8	not make any change to the exterior of the building without the landlord’s prior written consent.

23	BREACH

If –

23.1	the tenant fails to pay any amount due by the tenant in terms of this lease and has still failed to pay within 7 days of the giving of written notice calling on the tenant to pay; or

23.2	the tenant commits any other breach of this lease and fails to remedy such breach within 14 days after the landlord has given a written notice to the tenant requiring the tenant to remedy the breach; or

23.3	the tenant in any period of twelve months breaches any provision of this lease on three or more occasions or in any period commits so many breaches of any of the conditions of this lease in such manner as to justify the landlord in holding hat the conduct of the tenant is inconsistent with the intention or ability of the tenant to carry out the conditions of this lease; or

23.4	the tenant effects or attempts to effect a general compromise with the creditors of the tenant; or

23.5	the tenant is provisionally or finally placed under judicial management; or

23.6	without the prior written consent of the landlord which shall not be withheld unreasonably, the beneficial ownership of any shares in the tenant changes after the date on which this lease is entered into to the extent that the control of the tenant passes to a third party from the shareholders who, as at the date on which this lease is entered into, hold a controlling interest in the tenant;

then the landlord shall be entitled to cancel this lease without notice and without prejudice to any other claim of any nature whatsoever that the landlord may have against the tenant.

24	ARBITRATION

24.1	In the event of any dispute or difference arising between the parties hereto relating to or arising out of this agreement, including the validity, implementation, execution, interpretation, rectification, termination or cancelation of this agreement, the parties shall forthwith meet to attempt to settle such dispute or difference, and failing such settlement within a period of 14 (fourteen) days, the said dispute or difference shall on written demand by any party to the dispute be submitted to arbitration in Cape Town in accordance with the rules of the Arbitration Foundation of Southern Africa (“the Foundation”) by an arbitrator or arbitrators appointed by the Foundation and agreed to by the parties.

24.2	Should the parties fail to agree an arbitrator within 10 (ten) days after arbitration has been demanded, the arbitrator shall be nominated at the request of any party to the dispute by the Foundation.

24.3	The parties irrevocably agree that the submission to arbitration in terms of this clause is subject to the parties’ rights of appeal set out hereunder.

24.3.1	Any party to the arbitration may appeal the decision of the arbitrator within a period of 21 (twenty-one) days after the arbitrator’s ruling has been handed down by giving written notice to that effect to the other party or parties to the arbitration. The appeal shall be dealt with in accordance with the rules of the Foundation by a panel of 3 (three) arbitrators appointed by the Foundation.

24.3.2	The decision of the arbitrator shall be final and binding on the parties to the arbitration after the expiry of the period of 21 (twenty-one) business days from the date of the arbitrator’s ruling if no appeal has been lodged by any party. A decision which becomes final and binding in terms of this clause, may be made an order of court at the instance of any party to the arbitration.

24.4	Nothing herein contained shall be deemed to prevent or prohibit either party from applying to the appropriate Court for urgent relief.

24.5	The provisions of this clause will continue to be binding on the parties notwithstanding any termination or cancellation of the agreement.

25	JURISDICTION

At the option of the landlord any action or application arising out of this lease may be brought by the landlord in any Magistrate’s Court having jurisdiction in respect of the tenant, notwithstanding that the amount in issue may exceed the jurisdiction of such Court.

26	COST AND STAMP DUTY

26.1	Each party shall bear its own attorney and client costs in connection with the preparation of this lease.

26.2	The stamp duty on this lease and any annexures to the lease will be payable by the tenant.

26.3	If the tenant requires this lease to be registered against the title deeds in respect of the property, all costs in connection with such registration shall be borne by the tenant and be paid on demand. The landlord will be entitled to nominate the attorneys who will attend to the registration.

27	MISCELLANEOUS MATTERS

27.1	addresses and notices

27.1.1	For the purposes of this agreement, including the giving of notices and the serving of legal process, the parties choose as their respective domicillum citandi et executandi (“domicillum”), the address recorded in clauses 1.1 and 1.2 above.

27.1.2	A party may at any time change that party’s domicillum by notice in writing, provided that the new domicillum is in the Republic of South Africa and consists of, or includes, a physical address at which process can be served.

27.1.3	Any notice given in connection with this agreement shall

27.1.3.1	be marked for the attention of the Manging director and

27.1.3.2	be delivered by hand; or

27.1.3.3	be sent by prepaid registered post; or

27.1.3.4	be sent by prepaid telegram or cablegram; or

27.1.3.5	Be sent by facsimile (if the domicillum includes a facsimile number),

to the domicillum chosen by the party concerned.

27.1.4	A notice given as set out above shall be deemed to have been duly given –

27.1.4.1	if delivered, on the date of delivery;

27.1.4.2	if sent by post, 4 days after posting;

27.1.4.3	if sent by telegram or cablegram, on the day following the day on which the text of the notice is given to the post office for transmission; and

27.1.4.4	if sent by facsimile, on the day that the facsimile is transmitted.

27.2	entire contract

This agreement constitutes the entire contract between the parties with regard to the matters dealt with in this agreement and no representations, terms, conditions or warranties not contained in this agreement shall be binding on the parties.

27.3	variation and cancellation

No agreement varying, adding to, deleting from or cancelling this agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.

27.4	indulgences

No indulgence granted by a party shall constitute a waiver of any of that party’s rights under this agreement; accordingly, that party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other which may have arisen in the past or which may arise in the future.

Signed at Midrand on the 2nd day of October 2007.

As witness	for

1.

2.
RIËTTE BOTHA For and on behalf of Matrix Vehicle Tracking [Pty] Ltd

Signed at Cape Town on the 2nd day of October 2007.

As witness	for

1.

2.
ROBIN ASHLEY FREW
For and on behalf of Thynk Industrial One
[Pty] Ltd

ADDENDUM TO AGREEMENT OF LEASE

between

THYNK PROPERTY FUND (PROPRIETARY) LIMITED

(the “Landlord”)

and

MIX TELEMATICS AFRICA (PROPRIETARY) LIMITED

(the “Tenant”)

Table of Contents

Page No

1.	Introduction

2.	Definitions and interpretation

3.	Recordal

4.	Additional terms

4.1	renewal

4.2	rental

4.3	escalation

4.4	Tenant allowance

5.	Counterparts

1.	Introduction

The Parties previously entered into the Lease Agreement and wish to add certain provisions thereof in accordance with the provisions of this Addendum.

2.	Definitions and interpretation

2.1	In this Addendum, the following terms and expressions shall, unless otherwise stated or inconsistent with the context in which they appear, bear the following meanings and other words derived from the same origins as such words shall bear corresponding meanings:

2.1.1	“Addendum”	means this addendum to the Lease Agreement and the Annexe;

2.1.2	“Annexe”	means an annexe to this document;

2.1.3	“Parties”	means the parties to this Addendum, being the Landlord and the Tenant;

2.1.4	“Lease Agreement”	means the written lease agreement previously entered into between the Parties, dated 2 October 2007 and the addendum thereto dated 17 September 2008;

2.1.5	“Signature Date”	means, when this Addendum has been signed by each Party (whether or not in counterpart), the latest of the dates on which this Addendum (or any counterpart) was signed by any Party;

2.1.6	“Tenant Allowance”	means an allowance in the amount of 3.5 multiplied by the net monthly rental payable exclusive of VAT, as applies on 1 April 2012 in terms of clause 4.2 of this Addendum.

2.2	Unless the context requires otherwise, all words defined in the Lease Agreement (but not herein defined) and used in this Addendum shall have the meanings ascribed to them in the Lease Agreement.

2.3	The amendments to the Lease Agreement set out in this Addendum shall constitute an integral part of the Lease Agreement. For the purposes of interpretation, the Lease Agreement and this Addendum shall at all times be read together. Other than the amendments effected to the Lease Agreement by way of this Addendum, all the provisions of the Lease Agreement shall remain unchanged and in full force and effect.

2.4	If there is any conflict between the terms of this Addendum and the Lease Agreement, the terms of this Addendum shall prevail to the extent of the conflict.

2.5	This Addendum contains all the express provisions agreed on by the Parties with regard to the subject matter of their agreement and the Parties waive the right to rely on any alleged express provision not contained in this Addendum.

2.6	No addition to, variation or cancellation of this Addendum shall be of any force or effect unless reduced in writing and signed on behalf of both Parties.

2.7	Neither Party may rely on any representation, warranty or term which allegedly induced such Party to enter in this Addendum, unless that representation, warranty or term is recorded in this Addendum.

3.	Recordal

The Parties hereby record that the name of the Landlord has changed to Thynk Property Fund (Proprietary) Limited and the tenant has changed its name to Mix Telematics Africa (Proprietary) Limited.

4.	Additional terms

The Parties agree that the Lease Agreement is hereby amended and supplemented on and with effect from the Signature Date, as follows:

4.1	Renewal

The Lease Agreement shall renew on and with effect from 1 April 2012 for a further period of 5 years terminating on 31 March 2017, subject to the same terms and conditions as set forth in the Lease Agreement unless otherwise amended in terms of this Addendum.

4.2	Rental

Notwithstanding clause 5.1 of the Lease Agreement and the amount of the rental payable prior to 1 April 2012, the net monthly rental payable, exclusive of VAT, on and with effect from 1 April 2012 is R352,481.33 as specified in Annexe “A” hereto.

4.3	Escalation

Notwithstanding the provisions of clause 5.4 of the Lease Agreement, the net rental in clause 4.2 above shall escalate on 1 April of each year until 31 March 2017 at the rate of 8% per annum, compounded annually.

4.4	Tenant allowance

The Tenant shall be entitled to the Tenant Allowance, against which amount the Tenant may claim for expenses incurred in respect of repairs, maintenance and improvements to the Premises which are effected after 1 April 2012 but prior to 31 March 2013, provided that the Tenant submits invoices to the Landlord in respect of such expenditure on or before 31 March 2013 and provided further that such expenditure has been approved by the Landlord, in writing, in advance of the costs being incurred by the Tenant, failing which such expenditure cannot be claimed against the Tenant Allowance. To the extent that the Tenant has failed to claim any portion of the Tenant Allowance in accordance with this clause 4.4, the Tenant shall have no further claims to the Tenant Allowance.

5.	Counterparts

This Addendum may be executed in counterparts, including faxed counterparts, and all such counterparts taken together shall be deemed to constitute on and the same instrument.

Signed at	on	2012

Witness		for Thynk Property Fund (Proprietary) Limited

		duly authorised and warranting such authority

Signed at	on	2012

Witness		for Mix Telematics Africa (Proprietary) Limited

		duly authorised and warranting such authority

Annexe A

Terms of Addendum to Matrix Lease

	Size	Rate	Total Cost excluding VAT
General office area	3945.39 m2	67.50 per m2	266 313.83
Storage area	374.5 m2	35.00 per m2	13 107.50

			279 421.33

Basement parking bays	101	450.00 per bay	45 450.00
Shadenet parking bays	19	250.00 per bay	4 750.00
Open parking bays	127	180.00 per bay	22 860.00

			73 060.00